Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC NOTIFIES SEC OF LATE SECOND QUARTER FORM 10-Q FILING DUE TO NEW ENTERPRISE RESOURCE PLANNING SYSTEM

PLYMOUTH, MN, January 10, 2007 – The Mosaic Company (NYSE: MOS) announced today that it has notified the Securities and Exchange Commission (“SEC”) that it was not able to file its quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2006 (the “10-Q Report”) on a timely basis. The 10-Q Report was due on January 9, 2007. The delay in filing the 10-Q Report is because of the implementation of its new enterprise resource planning (“ERP”) system in October 2006, which has necessitated additional time to accurately complete its quarterly financial consolidation process and to prepare the related information to be included in the 10-Q Report.

In its notice to the SEC, Mosaic stated that, based on currently available information, it believes that:

•	Net sales for the fiscal quarter ended November 30, 2006 were slightly higher than net sales reported for the same fiscal quarter in the prior year and net earnings for the fiscal quarter ended November 30, 2006 are expected to be approximately equivalent to the net earnings reported for the same fiscal quarter in the prior year;

•	Operating earnings for its Phosphates and Potash business segments for the second quarter of fiscal 2007 will be materially lower than those reported for the same fiscal quarter in the prior year period, and an operating profit is expected to be reported in its Offshore segment compared to an operating loss for the same prior year period;

•	Mosaic will report a large foreign currency transaction gain during the second quarter of fiscal 2007 due to the weakening of the Canadian dollar; and

•	The effective tax rate for its second fiscal quarter will be materially lower than the tax rate in the second quarter of fiscal 2006.

“We are working through start-up issues with a very complex, tightly integrated commercial and financial system and our focus is on accuracy,” stated Larry Stranghoener, Mosaic’s Executive Vice President and Chief Financial Officer. “Current business conditions are good, with solid demand and improved pricing for all three major nutrients, especially in North America. We look forward to a strong second half performance,” Stranghoener added.

Mosaic also noted that its earnings release to report interim financial results for the fiscal quarter ended November 30, 2006 has also been delayed. Mosaic stated that it is working to complete the 10-Q Report as expeditiously as possible, and anticipates that it will be filed by the end of January 2007. For more information, see Mosaic’s Form 12b-25 filed with the SEC.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to, the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; realization of management’s expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business; accidents involving our operations, including mine fires, floods and potential explosions or releases of hazardous or volatile chemicals; our successful completion of analyses and other procedures, in addition to those currently available through our new ERP system, to assure that our interim financial statements are prepared in accordance with accounting principles generally accepted in the United States and the rules of the SEC applicable to our interim financial statements, our expectations about the time necessary for our auditors to complete their review of our interim financial information and our quarterly report on Form 10-Q, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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